                                                                   EXHIBIT 10.85


                           STOCK PURCHASE AGREEMENT


                                     among



                       PRONETICS HEALTH CARE GROUP, INC.

                                 the Company,



                      ROBERTS PHARMACEUTICAL CORPORATION

                               the Shareholder,



                                      and



                          AMERICAN HOMEPATIENT, INC.
                                   the Buyer

                               TABLE OF CONTENTS

 ARTICLE I.  PURCHASE AND SALE.......................................   1
         1.1  Purchase and Sale......................................   1
         1.2  Assets at Closing......................................   1
         1.3  Excluded Items.........................................   3
         1.4  Continuing Contracts, Leases and Liabilities...........   3
         1.5  Simultaneous Transfer of Receivables...................   4
         1.6  Closing................................................   4

ARTICLE II.   PURCHASE PRICE.........................................   4
         2.1  Purchase Price.........................................   4
         2.2  Interest on Purchase Price.............................   4

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF
              THE SHAREHOLDER........................................   5
         3.1  Organization, Qualification and Authority..............   5
         3.2  Capitalization and Stock Ownership.....................   5
         3.3  Absence of Default.....................................   6
         3.4  Financial Statements...................................   6
         3.5  Operations Since December 31, 1996.....................   7
         3.6  Litigation.............................................   8
         3.7  Licenses...............................................   8
         3.8  Medicare, Medicaid and Other Third-Party Payors........   9
         3.9  Title to and Condition of Assets.......................  10
        3.10  Contracts..............................................  11
        3.11  Environmental Matters..................................  12
        3.12  Miscellaneous Representations Relating to Real Estate..  13
        3.13  Company Employees......................................  13
        3.14  Employee Benefit Plans.................................  14
        3.15  Insurance..............................................  15
        3.16  Conflicts of Interest..................................  15
        3.17  Compliance with Healthcare and Other Laws..............  15
        3.18  WARN Act...............................................  16
        3.19  Tax Returns; Taxes.....................................  16
        3.20  Asset Value; Statement of Income and Net Revenues......  16
        3.21  No Omissions or Misstatements..........................  16

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF BUYER................  17
         4.1  Organization, Qualification and Authority..............  17
         4.2  Absence of Default.....................................  17

ARTICLE V.    COVENANTS OF PARTIES...................................  18
         5.1  Preservation of Business and Assets....................  18
         5.2  Books and Records......................................  18
         5.3  Preserve Accuracy of Representations and Warranties....  20
         5.4  Broker's or Finder's Fee...............................  20
         5.5  Indebtedness; Liens....................................  20
         5.6  Compliance with Laws and Regulatory Consents...........  20
         5.7  Maintain Insurance Coverage............................  21
         5.8  Tangible Net Worth.....................................  21

         5.9  Medicare and Medicaid Reporting........................  21
        5.10  Current Return Filing..................................  21
        5.11  The Election...........................................  21

ARTICLE VI.   COMPANY'S AND SHAREHOLDER'S CONDITIONS TO CLOSE........  22
         6.1  Representations and Warranties True at Closing;
              Compliance with Agreement..............................  22
         6.2  No Action/Proceeding...................................  22
         6.3  Order Prohibiting Transaction..........................  22
         6.4  Receivables Agreement..................................  22
         6.5  Exhibits...............................................  22

ARTICLE VII.  BUYER'S CONDITIONS TO CLOSE............................  23
         7.1  Representations and Warranties True at Closing;
              Compliance with Agreement..............................  23
         7.2  Regulatory Approvals...................................  23
         7.3  No Action/Proceeding...................................  23
         7.4  Inspection of Assets; U.C.C. Searches, etc.............  23
         7.5  Order Prohibiting Transaction..........................  23
         7.6  Confidentiality and Non-Compete Agreements.............  24
         7.7  Employment Agreements..................................  24
         7.8  Operating Targets......................................  24
         7.9  Approval of Board of Directors.........................  24
        7.10  Exhibits...............................................  24

ARTICLE VIII. OBLIGATIONS OF COMPANY AND SHAREHOLDER AT
              CLOSING................................................  24
         8.1  Documents Relating to Title............................  24
         8.2  Possession.............................................  25
         8.3  Opinion of Counsel.....................................  25
         8.4  Corporate Good Standing and Corporate Resolution.......  25
         8.5  Closing Certificate....................................  25
         8.6  Third Party Consents...................................  26
         8.7  Receivables and Confidentiality Agreements.............  26
         8.8  Assumption Agreement...................................  26
         8.9  Closing Statement......................................  26
        8.10  Additionally Requested Documents; Post-Closing
              Assistance.............................................  26

ARTICLE IX.   OBLIGATIONS OF BUYER AT CLOSING........................  26
         9.1  Purchase Price.........................................  26
         9.2  Corporate Good Standing and Certified Board
              Resolutions............................................  26
         9.3  Closing Certificate....................................  27
         9.4  Opinion of Buyer's Counsel.............................  27

ARTICLE X.    SURVIVAL OF PROVISIONS AND INDEMNIFICATION.............  27
        10.1  Survival...............................................  27
        10.2  Indemnification by Shareholder.........................  27
        10.3  Indemnification by Company and Buyer...................  28
        10.4  Rules Regarding Indemnification........................  28

ARTICLE XI.   PRESERVATION OF BUSINESS AND NONCOMPETE
              RESTRICTIONS...........................................  30
        11.1  Covenant Not to Compete................................  30

        11.2  Enforceability.........................................  31

ARTICLE XII.  MISCELLANEOUS..........................................  31
        12.1  Assignment.............................................  31
        12.2  Other Expenses.........................................  31
        12.3  Notices................................................  32
        12.4  Confidentiality; Prohibition on Trading................  32
        12.5  Partial invalidity; Waiver.............................  33
        12.6  Interpretation; Knowledge..............................  33
        12.7  Entire Agreement; Counterparts.........................  33
        12.8  Further Assurance of Shareholder After Closing.........  33
        12.9  Legal Fees and Costs...................................  34
        12.10 Controlling Law .......................................  34

                            STOCK PURCHASE AGREEMENT
                            ------------------------


     THIS STOCK PURCHASE AGREEMENT is entered into on January 31, 1997, by and among PRONETICS HEALTH CARE GROUP, INC., a North Carolina corporation, (the "Company"), ROBERTS PHARMACEUTICAL CORPORATION, a New Jersey corporation (the "Shareholder"), and AMERICAN HOMEPATIENT, INC., a Tennessee corporation ("Buyer").

                                R E C I T A L S:
                                ----------------

     WHEREAS, the Company owns and operates a home health care business (the "Business") located at 915 Kildaire Farm Road, Suite 2, Cary, North Carolina 27511; and

     WHEREAS, Shareholder owns all of the issued and outstanding capital stock of the Company (the "Stock"); and

     WHEREAS, Shareholder desires to sell and transfer the Stock to Buyer, and Buyer desires to purchase the same from Shareholder, subject to the terms and conditions set forth in this Agreement; and

     WHEREAS, the parties have agreed to make a joint election in accordance with Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Election").

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:


                          ARTICLE 1. PURCHASE AND SALE

     1.1 Purchase and Sale.  Shareholder agrees to sell, transfer, assign,
         -----------------
convey and deliver to Buyer, and Buyer agrees to purchase from Shareholder, all right, title and interest in and to the Stock, which consists of all of the issued and outstanding capital stock of the Company. Shareholder will deliver to Buyer at Closing all stock certificates representing the Stock, duly endorsed for transfer or accompanied by duly executed stock powers. The Stock will be conveyed to Buyer fully paid and nonassessable with good and valid title, free and clear of all liens, charges, claims, liabilities, encumbrances, security interests, restrictive agreements, options, rights of others and imperfections of title of any nature whatsoever, including all amounts due and payable for federal, state and local transfer taxes.

     1.2 Assets at Closing. At Closing the Company will own or lease, as
         -----------------
specified, all assets, tangible and intangible, real and personal, that are used to operate the Business (collectively, the "Assets"), free and clear of all encumbrances, mortgages, pledges, liens, security interests, obligations and liabilities other than the Continuing Liabilities (as defined in paragraph 1.4), which Assets will include, without limitation, the following:

     (1) All leasehold right, title and interest in and to all of the real property leased by the Company and/or used in connection with the Business as listed in Exhibit 1.2(1) attached hereto, including improvements, fixed assets
          ------- -----
and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof and in which Company has an interest (collectively, the "Real Estate");

     (2) All medical and other equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property and all replacement parts therefor used in connection with the Business including, without limitation, the items listed on Exhibit 1.2(2)
                                                                    ------
attached hereto (collectively, the "Equipment and Furnishings");

     (3) All inventory of goods and supplies used or maintained in connection with the Business reflected on the Financial Statements (collectively, the "Inventory");

     (4) All accounts and notes receivable existing as of December 31, 1996 and the proceeds thereof (collectively, the "Receivables");

     (5) One-half (1/2) of the aggregate amount of cash of the Business existing as of December 31, 1996 and all cash generated from operation of the Business on and after the Effective Date, and any related bank accounts (as listed by name and address of banking institution, account name and account and routing numbers on Exhibit 1.2(5) attached hereto, money market accounts, other accounts,
   ------- ------
certificates of deposit and other investments of the Company (the "Cash and Cash Equivalents"), and all prepaid expenses;

     (6) All patient, medical, personnel, corporate and other records related to the Business (including both hard and microfiche copies), and all manuals, books and records used in operating the Business, including, without limitation, personnel policies and files and manuals, accounting records, and computer software;

     (7) To the full extent transferable, all federal, state and local licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises currently held by Company and necessary to operate and conduct the Business (collectively, the "Licenses"), together with assignments thereof, if required, and all waivers which the Company currently has, if any, of any requirements pertaining to the Licenses;

     (8) All goodwill, and, to the extent assignable by the Company, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Business;

     (9) Contract and leasehold rights and interests arising out of or released to the Business and that are Continuing Liabilities; and

     (10) All intangible or intellectual property owned, leased, licensed or possessed by either the Company or the Shareholder and utilized in connection with the Business, including without limitation, the names "Pronetics Health Care Group" and derivatives thereof, to the extent the Company or Shareholder has rights in or to each such name. Buyer acknowledges and agrees that it is not acquiring, and Company is not retaining or acquiring, any license or other right regarding the name "Roberts Pharmaceutical" or derivatives thereof.

     1.3  Excluded Items.  Immediately prior to conveyance of the Stock, Company
          ---------------
will transfer to the Shareholder one-half (1/2) of the aggregate amount of cash existing as of December 31, 1996 and all debts, liabilities and other obligations of any nature whatsoever, whether known or unknown, contingent or otherwise, other than the Continuing Liabilities as specifically set forth in paragraph 1.4(1). The parties acknowledge and agree that Company is not retaining the Excluded Items and that, following Closing, neither Company nor Buyer will, directly or indirectly, have any right, title, interest or obligation with respect to the Excluded Items.

1.4  Continuing Contracts, Leases and Liabilities.
     ---------------------------------------------

          (1) At Closing, Company will retain and agree to pay or perform, as the case may be, only (a) those obligations existing at December 31, 1996 constituting working capital liabilities incurred in the ordinary course of business with respect to the purchase of equipment, inventory or fixed assets, exclusive of long-term and interest bearing debt, which Company expressly elects to retain as specifically set forth on Exhibit 1.4 attached hereto, (b) those
                                       ------------
obligations constituting working capital liabilities incurred in the ordinary course of business on and after the Effective Date (as such term is defined in paragraph 1.6), exclusive of long-term and interest bearing debt, and (c) those obligations arising on and after the Effective Date under those Contracts (as defined in paragraph 3.10) which Company expressly elects to retain (collectively, the "Continuing Liabilities").

          (2) Buyer is not assuming any debt, liability or obligation of the Company or of Shareholder and, except for the Continuing Liabilities, it is expressly agreed and understood by each of the parties to this Agreement that after the Closing Company will not retain or be liable for, any debt, liability or obligation of Company prior to the Closing or of Shareholder of any type or description whatsoever, whether related or unrelated to the Stock, the Business or the transactions contemplated under this Agreement and that Shareholder will be liable and responsible for the payment or performance, as the case may be, of all debts, liabilities, obligations, contracts, leases, notes payable, accounts payable, commitments, agreements, suits, claims, indemnities, mortgages, taxes, contingent liabilities and other obligations of Company arising prior to Closing and of Shareholder including, without limitation, any and all investment tax credit recapture, depreciation recapture, recapture or prior period adjustments under Medicare, Medicaid and Blue Cross, all impositions of income tax and other taxes; all employee wages, salaries and benefits including, without limitation, COBRA and WARN obligations, accrued vacation and sick pay not expressly assumed by Buyer pursuant to this paragraph, and other accrued employee benefits including rights of Company's retirees to participate in medical plans.

     1.5 Simultaneous Transfer of Receivables.  Immediately upon Closing,
         -------------------------------------
Company will transfer the Receivables to Shareholder and Shareholder will pay in consideration therefor the fair market value of the Receivables as of December 31, 1996, as such value is mutually determined by the parties (the "Receivables Price"). The parties acknowledge and agree that the fair market value of the Receivables will be equal to the tax basis of the Receivables for Buyer immediately subsequent to the transfer of Stock. The Receivables Price will be payable in cash at Closing.

     1.6 Closing.  If all of the conditions to Closing set forth in Articles VI
         --------
and VII are satisfied, then the Closing will occur on or by February 21,1997 at the offices of Shareholder, Eatontown, New Jersey, or at such other time or place as the parties may mutually agree (the "Closing"). Upon consummation, the Closing will be deemed to be effective and the transfer of the Stock will be deemed to have occurred, as of 12:01 a.m. Eastern Standard Time on January 1, 1997 (the "Effective Date"). Accordingly, all income generated from operation of the Business on and after the Effective Date will remain with the Company and, indirectly, be for the benefit of Buyer. Shareholder hereby acknowledges that for the period from the Effective Date until the Closing when the physical transfer of certificate(s) evidencing the Stock will actually take place, Shareholder will hold such certificate(s) for the benefit of Buyer and such certificates will be deemed delivered as of the Effective Date, subject to the other provisions of this Agreement. If Closing has not occurred by March 31, 1997, then any party not in default hereunder may terminate this Agreement without further obligation.


                          ARTICLE II.  PURCHASE PRICE

     2.1  Purchase Price.  The purchase price payable by Buyer to Shareholder
          ---------------
for the Stock and in consideration for the agreements contained herein, including the agreements contained in Article XI, will be the sum of Six Hundred Fifty Thousand and No/l00 Dollars ($650,000.00) plus the Receivables Price (the "Purchase Price"). The Purchase Price will be subject to adjustment as set forth in this Agreement and will be payable in immediately available funds by wire transfer at Closing in the following manner:

     2.2  Interest on Purchase Price.  In addition to the Purchase Price
          ---------------------------
described in paragraph 2.1, Buyer will deliver to Shareholder, in immediately available funds by wire transfer at Closing, interest on $650,000.00 of the Purchase Price at the rate of seven percent (7.0%) per annum from the Effective Date through Closing.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

     As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Shareholder hereby represents and warrants to Buyer, which representations and warranties will be true and correct on the date of Closing, as follows:

     3.1 Organization, Qualification and Authority.  Company is a corporation
         ------------------------------------------
duly organized and validly existing in the State of North Carolina, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction. Since the date of its organization and incorporation, Company has consistently observed and operated within the corporate formalities of the jurisdictions in which it is incorporated and/or conducts its business, and has consistently observed and complied with the general corporation law of such jurisdictions. Company has full power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated; and to carry on its business as it is now being conducted. Company has never operated any other business. Except for Shareholder, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Company. Company owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise. Company and Shareholder have the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of each such party hereby, and to take all actions necessary, in their respective capacities, to permit or approve the actions of Company and Shareholder taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Company and Shareholder, have been duly authorized by all necessary action on the part of such parties. No other action, consent or approval on the part of Company, Shareholder or any other person or entity is necessary to authorize due and valid execution, delivery and consummation, of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Company and/or Shareholder, upon due execution and delivery thereof, will constitute the valid and binding obligations of Company and/or Shareholder, as the case may be, enforceable against each in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

     3.2  Capitalization and Stock Ownership.   Except for Shareholder, no other
          -----------------------------------
person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Company. The Stock, being 45 shares, $.01 par value, of common stock, constitutes all issued and outstanding securities of Company, is duly authorized, validly issued, fully paid and nonassessable, and is owned free and clear of any liens, charges, encumbrances, security interests, pledges or any other restrictions whatsoever. At Closing, Company will have no outstanding subscriptions, options, warrants, calls, contracts, convertible securities or other instruments, agreements or arrangements of any nature whatsoever under which Company is or may be obligated or compelled to issue any capital stock, security or interest of any kind, or to transfer or modify any right with respect to any capital stock, security or other interest, and no one has any preemptive rights, right of first refusal or similar rights with respect to the Stock or any equity interest in Company. Neither Company nor Shareholder is a party to any, and there exist no, voting trusts, stockholder agreements, pledge agreements or other agreements relating to or restricting the transferability of any shares of the Stock or equity interests of Company. The Stock has been issued in accordance with all applicable federal and state securities laws.

     3.3  Absence of Default.  The execution, delivery and consummation of this
          -------------------
Agreement, and all other agreements and documents executed in connection herewith by Company and Shareholder will not constitute a violation of, or be in conflict with, will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, create (or cause the acceleration of the maturity on any debt, indenture, obligation or liability affecting Company or its Business or rights in the Stock, result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Stock, or otherwise adversely affect Buyer, Company or the Business under: (a) any term or provision of the Charter or Bylaws of Company; (b) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Company and/or Shareholder is a party or by which Company, Shareholder, Stock or the Assets are bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Company, Shareholder, the Stock and/or the Assets are subject.

3.4  Financial Statement
     -------------------

          (1) Attached hereto as Exhibit 3.4 are true and correct copies of Company's unaudited balance sheets as of December 31, 1996, and its unaudited income statements for the year then ending (the "Financial Statements"). The Financial Statements are based on the books and records of Company and present fairly, in compliance with generally accepted accounting principles, the financial position of Company as of, and the results of its operations for, the periods specified. Except as set forth in the Financial Statements, Company has, and as of the Closing will have, no contingent liabilities or obligations.

          (2) The books and records of Company are in such order and completeness so that an unqualified audit may be performed for any period prior to Closing not already audited. Shareholder will fully and readily cooperate with Buyer in Buyer's attempt to perform an audit of Company for any period prior to Closing not already audited.

     3.5 Operations Since December 31, 1996.  Since December 31, 1996, there has
         -----------------------------------
been no:

          (1) material change in the condition, financial or otherwise, which has, or could reasonably be expected to have, an adverse effect on any of the Assets, the Business or future prospects of the Business, or in the results of the operations of the Company;

          (2) material loss, damage or destruction of or to any of the Assets, whether or not covered by insurance;

          (3) sale, lease, transfer or other disposition by Company of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the Assets, except inventory for sale and equipment held for rent in the ordinary course of business;

          (4) increase in the compensation payable by Company to Shareholder or any employees, directors, independent contractors or agents, or material increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, independent contractors or agents of Company;

          (5) cumulative net operating loss incurred in the operation of the Business, adjustment or write-off of Receivables or reduction in reserves for Receivables outside of the ordinary course of business, or change in the accounting methods or practices employed by Company or change in adopted depreciation or amortization policies;

          (6) issuance or sale by Company, or contract or other commitment entered into by Company or Shareholder for the issuance or sale, of any shares of capital stock or securities convertible into or exchangeable for capital stock of Company;

          (7) payment by Company of any dividend, distribution or extraordinary or unusual disbursement or expenditure or intercompany payable;

          (8) merger, consolidation or similar transaction; or solicitation therefor;

          (9) security interest, guarantee or other encumbrance, other than in the ordinary course of business, obligation or liability, in each case whether absolute, accrued, contingent or otherwise, or whether due or to become due, incurred or paid by Company to any person or entity; or the making by Company of any loan or advance to, or an investment in, any person or entity;

          (10) federal, state or local statute, rule, regulation, order or case adopted, promulgated or decided which, to the best knowledge of Company and Shareholder, materially adversely affects Company, Stock, Business or Assets;

          (11) strike, work stoppage or other labor dispute adversely affecting the Business; or

          (12) termination, waiver or cancellation of any rights or claims of Company, under contract or otherwise.

     Further, since the Effective Date, neither Shareholder nor any of its affiliates has received any compensation, benefits or distributions from Company, whether as salary, bonus, fees, dividends or any other form of compensation.

     3.6 Litigation. Except as disclosed in Exhibit 3.6 attached hereto, no
         -----------
person or party (including, without limitation, any governmental agency) has asserted, or to the best knowledge of the Company or Shareholder, has threatened to assert, any claim for any action or proceeding, against Company (or any officer, director, employee, agent or Shareholder of Company) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, or the Americans With Disabilities Act). Neither Company nor Shareholder has received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to the Medicare and Medicaid programs, environmental protection, civil rights, public health and safety and occupational health). Except as set forth in Exhibit 3.6. there are no
                                              ------------
lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or threatened involving Company, Shareholder, Stock, any of the Assets or the Business. The claims disclosed in

Exhibit 3.6, if any, will not result in any liability to or obligation of Buyer,
------------
directly or through the Company, and will not cause or lead to any lien or encumbrance being placed, created or filed against or upon any of the Stock or Assets, and Shareholder will indemnify and hold Buyer and Company harmless with respect to the same.

3.7    Licenses.
       ---------

          (1) Company has all Licenses necessary for Company to occupy, operate and conduct the Business, and there do not exist any waivers or exemptions relating thereto. There is no material default on the part of Company or any other party under any of the Licenses. There exist no grounds for revocation, suspension or limitation of any of the Licenses. Copies of each of the Licenses are attached to and listed on Exhibit
                                                                        -------
3.7(1) attached hereto.  The most recent licensure surveys, deficiency reports
------
and plans of correction, if any, related to each of these items has also been included in Exhibit 3.7(1). Company is, and at the time of Closing will be,
            ---------------
licensed by the regulatory bodies listed on Exhibit 3.7(1). No notices have been
                                            --------------
received by Company or Shareholder with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses.

          (2) Company is not required to have any certificates of need or equivalents in order to operate the Business.

          (3) Each employee of Company has all Licenses required for each such employee to perform such employee's designated functions and duties for Company in connection with conducting the Business, and there exist no waivers or exemptions relating thereto. There is no material default under, nor does there exist any grounds for revocation, suspension or limitation of, any such Licenses.

          (4) Company is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") to operate and conduct the Business. Included in Exhibit 3.7(4) attached hereto are the certificates of
                      --------------
accreditation issued by the JCAHO, and copies of the most recent JCAHO accreditation survey report, including a list of deficiencies, if any.

     3.8  Medicare, Medicaid and Other Third-Party Payors.
          ------------------------------------------------

          (1) Company participates in the Medicare and Medicaid Programs (collectively, the "Programs"). A list of and copies of its existing Medicare and Medicaid contracts and other documentation evidencing such participation (collectively, the "Program Agreements") are included in Exhibit 3.10 attached
                                                         ------------
hereto. Company is, and will be at the time of Closing, in full compliance with all of the material terms, conditions and provisions of the Program Agreements.

          (2) No notice of any offsets against future reimbursements under or pursuant to the Programs has been received by either Company or Shareholder, nor is there any basis therefor. There are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to recoup past or present reimbursements with respect to the Programs. Company has not been subject to or threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve (12) months, nor has either Company or Shareholder received notice of any pending, threatened or possible decertification or other loss of participation in, any of the Programs.

          (3) Company currently has contractual arrangements with

Blue Cross and other third party Payors. A list of and copies of its existing Blue Cross contract(s) and other third party payor contract(s) are included in
Exhibit 3.10. Company is, and will be at the time of Closing, in full compliance
-------------
with all of the material terms, conditions and provisions of such contracts.

          (4) All liabilities and contractual adjustments of Company under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the Financial Statements. If, following Closing, Company suffers any offsets against any reimbursement under any third-party payor or reimbursement programs due to Buyer or Company relating to the periods on or prior to the Closing, then Shareholder will immediately pay to Company the amounts so offset, with interest at a rate equal to seven percent (7.0%) per annum; provided, however that Buyer will bear the risk of offset as to operations from the Effective Date through Closing so long as such offsets are not caused by the wilful acts or omissions, or negligence, of Shareholder, Company and/or their respective employees, representatives or agents. The interest will accrue from the date of offset by the third party until the date paid by Shareholder to Company. Buyer hereby agrees to notify Shareholder promptly in the event for such an offset.

3.9  Title to and Condition of Assets.
     ---------------------------------

          (1) Company is the sole legal and beneficial owner of the personal property included in the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments, and other encumbrances, except the Continuing Liabilities. No debt of Shareholder imposes any lien or other encumbrance on the Assets. The Assets are all the assets set forth on the Financial Statements or used in the operation of the Business.

          (2) The description of the Real Estate contained in Exhibit 1.2(1) is
                                                              --------------
accurate and include all real property leased by Company, used in connection with the Business or set forth on the Financial Statements. Company owns no real property. Company is in lawful possession of all of the Real Estate. Additionally, the transfer and conveyance of the Stock to Buyer as contemplated by the terms of this Agreement once effected as contemplated hereunder, will vest in the Buyer, either directly or indirectly through Company, the lawful right to possess and use the Real Estate.

          (3) The Equipment and Furnishings are all of the "Equipment" reflected on the Financial Statements, other than those items sold and replaced in the ordinary course of business. The Assets comprise all assets owned by the Company and all assets used in connection with the Business. All components of all of the Equipment and Furnishings (a) operate in accordance with their respective specifications, (b) perform the functions they are supposed to perform, (c) are free of patent structural, installation, engineering, or mechanical defects or problems, and (d) are otherwise in good working order. The Company has received no written recommendation from any insurer to repair or replace any of the Assets with which the Company has not complied.

          (4) The Inventory is, and on Closing will be, of a quality and quantity previously used by Company in the ordinary course of business determined and valued consistent with Company's past practice. The Inventory is properly valued at the lower of cost or market value on a first-in/first-out basis in accordance with generally accepted accounting principles consistently applied. Since the date of the Financial Statements, Company has not decreased or substituted its items of Inventory other than in the ordinary course of business.

          (5) All motor vehicles used in the Business, whether owned or leased, are listed in Exhibit 1.2(2) attached hereto, are properly licensed and are
              --------------
registered in accordance with applicable law.

          (6) All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefor, whether registered or at common law (collectively, the "Intellectual Property"), owned by Company are listed and described in Exhibit 3.9 attached hereto. No proceedings have been instituted
             -----------
or are pending or, to the best knowledge of Company and Shareholder, threatened which challenge the validity of the ownership by Company of any such Intellectual Property. Company has not licensed anyone to use any such Intellectual Property, and neither Company nor Shareholder has any knowledge of the use or the infringement of any of such Intellectual Property by any other person. Company owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property now used in the conduct of its Business.

       3.10   Contracts.
              ----------

          (1) Exhibit 3.10 attached hereto sets forth a complete and accurate
              ------------
list of all written contracts, including the Program Agreements, agreements, purchase orders, leases, subleases, options and commitments, oral-or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Business, Stock or any Asset or any interest therein, to which either Company and/or Shareholder is a party or by which Company, the Assets or the Business is bound or affected, including, without limitation, service contracts, management agreements, equipment leases and building leases pertaining to any part of the Real Estate (collectively, the "Contracts"). To the best knowledge of Company and Shareholder, there are no oral contracts or agreements to which Company is a party or by which Company, the Assets or the Business is bound or affected. Attached to Exhibit 3.10 are
                                                              ------------
accurate and complete copies of all written Contracts. Except for the Continuing Liabilities, all obligations under the Contracts will be assumed by Shareholder.

          (2) None of the Contracts has been modified, amended, assigned or transferred and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity. No event or condition has happened or currently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Contracts. There are no counterclaims or offsets under any of the Contracts.

          (3) There does not exist any security interest, lien, encumbrance or claim of others created or allowed to exist on any interest created under any of the Contracts (except for those that result from or relate to leased Assets).
No purchase commitment by Company is in excess of Company's ordinary business requirements.

          (4) Conveyance to Buyer of the Stock will not cause a default under, alter or terminate any of those Contracts which constitute Continuing Liabilities, and Buyer, directly or through Company, will be entitled to all rights thereunder.

      3.11 Environmental Matters.
           ----------------------

          (1) Hazardous Substances. As used in this paragraph, the term
              ---------------------
"Hazardous Substances" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Paragraph 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined herein), and any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives.

          (2) Compliance with Laws and Regulations. (a) All operations or
              -------------------------------------
activities on, and any use or occupancy of the Real Estate by Company, any Affiliates of Company (wherein the term "Affiliates" will mean any person or entity controlling, controlled by or under common control at any time with Company, and the term "control" will mean the power, directly or indirectly to direct the management or policies of such person or entity), and any agent, contractor or employee of any agent or contractor of Company or its Affiliates ("Agents") is and has been in compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "Environmental Laws"), except where the failure to be in compliance could not materially adversely affect the Business or Assets. To the knowledge of Company and Shareholder, all prior owners, operators and occupants of the Real Estate complied with Environmental Law. Other than in the ordinary course of business, neither Company nor its Affiliates or Agents have allowed the use, generation, treatment, handling, manufacture, voluntary transmission, disposal discharge or storage of any Hazardous Substances on the Real Estate. Neither Company nor its Affiliates or Agents have installed or permitted to be installed, on the Real Estate friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by Environmental Law.

     (b) Company has not, and to the knowledge of Company and Shareholder the Landlord of the Real Estate has not, either received or been issued a notice, demand, request for information, citations, summons or complaint regarding an alleged failure to comply with Environmental Law; to the knowledge of Company or Shareholder, the Real Estate is not subject to any existing, pending or threatened investigation or inquiry by any governmental authority for noncompliance with, or any remedial obligations under Environmental Law; and there are no circumstances known to Company or Shareholder which could serve as a basis therefor. The Company has not assumed any liability of a third party for clean-up under or noncompliance with Environmental Law. Neither the Company nor its Affiliates or Agents have transported or arranged for the transportation of any Hazardous Substances to any location which is listed or, to the best knowledge of Company and Shareholder, proposed for listing under Environmental Law or is the subject of any enforcement action, investigation or other inquiry under Environmental Law.

     3.12 Miscellaneous Representations Relating to Real Estate.
          ------------------------------------------------------

     To the knowledge of Company and Shareholder, no part of the Real Estate is currently subject to condemnation proceedings, no condemnation or taking is threatened or contemplated, and none of the Real Estate is in violation of any zoning, public health, building code or other similar laws applicable thereto or to the ownership, occupancy and/or operation thereof. All utilities serving the Real Estate are adequate to operate the Real Estate in the manner it is currently operated and any associated charges accrued to date have been fully paid. There are no facts known to either Company or Shareholder that would adversely affect the possession, use or occupancy of the Real Estate.

     3.13 Company Employees.
          ------------------

     (1) Exhibit 3.13 attached hereto sets forth: (a) a complete list of all of
         ------------
the Company's employees, (b) their respective rates of pay, (c) the employment dates and job titles of each such person, and (d) categorization of each such person as a full-time or part time employee of Company. For purposes of this paragraph, "part-time employee" means an employee who is employed for an average of fewer than twenty hours per week or who has been employed for fewer than six
(6) of the twelve (12) months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. Section 2102 et seq. Except as provided in Exhibit 3.10,
                                 -- ----                       -------------
Company has no employment agreements with its employees and all such employees are employed on an "at will" basis. Exhibit 3.13 also (a) lists, and has
                                    ------------
attached copies of all employee fringe benefits and personnel policies, and (b) lists all ex-employees of Company utilizing or eligible to utilize COBRA (health insurance). Shareholder agrees to indemnity and hold Buyer and Company harmless from and against any and all claims of employees, whenever made, relating to their employment by Company through Closing. Company has adequately accrued all salaries and wages, related payroll taxes and all sick leave, holiday, vacation benefits, retirement and other fringe benefits that have accrued to Company employees through the Closing Date, including related payroll taxes.

          (2) Company is not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement with any labor union or organization which obligates Company to compensate employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the best knowledge of Company and Shareholder, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Company and any present or former employee(s) of Company. There is no pending or, to the best knowledge of Company and Shareholder, threatened suit, action, investigation or claim between Company and any present or former employee(s) of Company. There has not been any labor union organizing activity at any location of Company, or elsewhere, with respect to Company's employees.

     3.14 Employee Benefit Plans.
          -----------------------

          (1) Exhibit 3.14 attached hereto contains a true, accurate and
              ------------
complete list of each (a) "employee welfare benefit plan" (as defined in Paragraph 3(1) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA")) maintained by Company or to which Company contributes or is required to contribute, and (b) "employee pension benefit plan" (as defined in Paragraph 3(2) of ERISA) maintained by Company, to which Company contributes or is required to contribute, or which covered employees of Company during the period of their employment with any predecessor of Company, including any multi-employer pension plan as defined under Internal Revenue Code of 1986, Paragraph 414(f) (such employee welfare benefit plans and pension benefit plans being hereinafter collectively referred to as the "Benefit Plans"). Copies of all Benefit Plans have previously been provided to Buyer.

          (2) Liabilities. There are no unfunded liabilities under any Benefit
              ------------
Plan currently due and owing. Neither Buyer nor Company will be liable or responsible for any debt, obligation, responsibility or liability under any such plans. Shareholder hereby assumes liability under such plans for all claims due and unpaid thereunder, whether or not incurred, paid or presented before Closing.

          (3) Termination of Participation. Shareholder will, at its cost, take
              -----------------------------
all necessary action so that Company, by Closing, will cease to be a participating employer under all Benefit Plans, and any such action will in no way diminish Shareholder's obligations to Buyer or Company.

     3.15 Insurance. Company has in effect and has for at least five (5) years
          ----------
continuously maintained insurance coverage for all of its operations, personnel and assets, and for the Assets and the Business. A complete and accurate list of all current insurance policies is included in Exhibit 3.10. Exhibit 3.15
                                                 ------------- ------------
attached hereto sets forth a summary of Company's current insurance coverage (listing type, carrier and limits), includes a list of any pending insurance claims relating to Company or Business, and includes a recent three-year claims history relating to Company and the Business as prepared by the applicable insurance carrier(s). Shareholder agrees to indemnity and hold Buyer and Company harmless from and against such pending insurance claims to the extent such claims are not satisfied by Company's insurance policies. Company is not in default or breach with respect to any provision contained in any such insurance policies, nor has Company failed to give any notice or to present any claim thereunder in due and timely fashion.

     3.16 Conflicts of Interest. None of the following is either a supplier of
          ----------------------
goods or services to Company, or directly or indirectly controls or is a director, officer, employee or agent of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to
Company: (a) Shareholder, other than as reflected in intercompany payables noted in the Financial Statements (b) any director or officer of Company, or (c) any entity under common control with Company or controlled by or related to Shareholder.

     3.17 Compliance with Healthcare and Other Laws. Neither Company nor
          ------------------------------------------
Shareholder has made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Company which action could have a material adverse effect on the Business. No bulk sales or similar statute applies to the transactions contemplated under this Agreement. Neither WARN nor any similar state law applies to such transactions, and such transactions comply with applicable state antitrust and similar laws. None of the Contracts and no activity of Company or Shareholder violates Paragraph 1877 of the Social Security Act or any similar provision of applicable state law in any material respect. None of the Contracts and no activity of Company or Shareholder violates provisions of applicable state law relating to the corporate practice of medicine in any material respect. Company is in compliance (without obtaining waivers, variances or extensions) with all federal, state and local laws, rules and regulations which relate to the operations of the Business, except where the failure to be in compliance would not have a material adverse effect on the Business. All Certificates of Medical Necessity filed by the Company have been properly completed, executed and filed in compliance with all applicable laws, rules and regulations. All healthcare, tax and other returns, reports, plans and filings of any nature required to be or otherwise filed by Company or Shareholder with any governmental authorities or third party payors have been properly completed, except where the failure to be so completed or filed could not have a material adverse effect on the Business, and timely filed in compliance with all applicable requirements. Each return, report, plan and filing contains no materially untrue or misleading statements and does not omit anything which could cause it to be misleading or inaccurate in any material respect. Shareholder will be responsible for any liability incurred in connection with any such, return, report, plan and filing.

     3.18 WARN Act. Since ninety (90) days prior to Effective Date, Company has
          ---------
not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

     3.19 Tax Returns; Taxes. Company and Shareholder have filed all federal,
          -------------------
state and local tax returns and tax reports related to Company which are required by governmental authorities to be filed as of the time of Closing. Company and Shareholder have paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due as of the time of Closing (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any governmental authority. Additionally, the reserves for taxes reflected in the Financial Statements are adequate to cover all tax liabilities accrued as of the respective dates thereof. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the best knowledge of Company and Shareholder, threatened against Company or Shareholder by any governmental authority; and Company and/or Shareholder have not been granted any extension of the limitation period applicable to any tax claims.

     3.20 Asset Value; Statement of Income and Net Revenues. The aggregate book
          --------------------------------------------------
value of the Assets owned by Company at Closing will be no less than One Hundred Ten Thousand and No/100 Dollars ($110,000.00). For the twelve(12) month period ended December 31, 1996, Company suffered a loss, before interest and taxes, of no more than Eight Thousand and No/100 Dollars ($8,000.00), and revenues, net of contractual adjustments, bad debt reserves, bad debt write-offs and billing adjustments, of at least One Million One Hundred Nineteen Thousand and No/100 Dollars ($1,119,000.00).

     3.21 No Omissions or Misstatements. There is no material fact applicable to
          ------------------------------
the Stock, Assets, liabilities, Business or prospects of Company which has not been set forth or described in this Agreement or in the Exhibits hereto and which is material to the conduct, prospects, operations or financial condition of Company, Business or the Assets. None of the information included in this Agreement and Exhibits hereto, or other documents furnished or to be furnished by Shareholder or Company, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Exhibit hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.


              ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Shareholder and Company to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Shareholder and Company, which representations and warranties will be true and correct on the date of Closing, as follows:

     4.1  Organization, Qualification and Authority.  Buyer is a corporation
          ------------------------------------------
duly organized, validly existing and in good standing under the laws of the State of Tennessee. Buyer has the full corporate power and authority to own, lease and operate its properties and assets as currently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, will constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

     4.2 Absence of Default. The execution, delivery and consummation of this
         -------------------
Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to the existing credit agreement of Buyer's parent) under any judgment, decree, order, regulation or rule of any court or regulatory authority, or any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.


                        ARTICLE V. COVENANTS OF PARTIES

     5.1 Preservation of Business and Assets. From the Effective Date until
         ------------------------------------
Closing, Company and Shareholder will use their best efforts and will do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of the Business and Assets as a going concern consistent with prior practice and in ordinary course of business, to preserve, protect and maintain for Buyer the goodwill of the suppliers, employees, clientele, patients and others having business relations with Company or the Business. Company will use its best efforts to retain its employees in their current positions up to Closing. Following Closing, Company will provide its employees such medical and health benefits as are provided to employees of Buyer of similar rank and responsibility. Until termination of this Agreement, Company and Shareholder will not sell, transfer or pledge, or negotiate the sale, transfer or pledge of, either any of the Assets (other than inventory in the ordinary course of business) or Stock or other security oil Company, nor merge or consolidate with any other entity; neither Seller nor Shareholder will solicit any inquiries, proposals or offers relating to any such transactions; and both parties will promptly notify Buyer orally, and confirm in writing, of all relevant details relating to inquires, proposals or offers which either may receive relating to any such matters. From the Effective Date until Closing, Company will pay no dividend, and will make no distribution or extraordinary payment to Shareholder or any third party or pay any intercompany payable and, other than in the ordinary course of business, Company will not sell, discard or dispose of any of the Assets. None of the Contracts will be amended in any material respect between the date hereof and Closing without the prior written consent of Buyer, and Company will not enter into any new material contract, commitment or other transaction with respect to the Business or the Assets without the prior written consent of Buyer. From the Effective Date until Closing, Company and any party in possession of all or any part of the Assets will maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair, ordinary wear and tear expected. Buyer, Company and Shareholder shall use their best efforts to facilitate the consummation of the transactions contemplated under this Agreement.

5.2     Books and Records.
        ------------------

          (1) From the date hereof until the Closing, Company will maintain its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and will make no change in its accounting methods or practices.

          (2) Until Closing, Company and Shareholder will give to Buyer full access to all of Company's offices, properties, books, contracts, commitments, records and affairs relating to the Stock, Assets or the Business so that Buyer may inspect and audit them and will furnish to Buyer a copy of all documents and information concerning the properties and affairs of Company, the Business, Stock or the Assets as Buyer may request. If any such books, records and materials are in the custody of third parties, Company and Shareholder will direct such third parties to provide them promptly to Buyer.

          (3) Following the Closing, Buyer will permit Shareholder, during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Business which relate to transactions or events occurring prior to the Closing. All out-of-pocket costs associated with the delivery of the requested documents will be paid by Shareholder.

          (4) Following the Closing, Shareholder will permit Buyer to have access to, and examine and make copies of, any books and records relating to the Business, Stock or Assets which Shareholder is required by law to retain, if any, and which relate to transactions or events occurring prior to the Closing. For a period of five (5) years after the Closing, Shareholder agrees that, prior to the destruction or disposition of any such books or records, Shareholder will provide not less than forty-five (45) days', nor more than ninety (90) days', prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Shareholder in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Shareholder will not destroy such documents or records and the parties will then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents or records will be paid by Buyer.

          (5) Shareholder will use its best efforts to cause Company's accounting firm to consent to the inclusion of the Financial Statements in any registration statements, private placement memoranda, and periodic reports, if any, necessary or appropriate in order to enable Buyer or its Affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws. After Closing, Shareholder will make the books and records of Company available to Buyer and will otherwise cooperate with Buyer in order to permit Buyer, at its expense, to conduct an audit of Company's financial statements for any period prior to Closing not already audited. Shareholder agrees to cooperate with Buyer in Buyer's preparation of financial statements relating to such periods and Buyer's filing in a timely manner of registration statements, private placement memoranda and periodic reports, if any, pursuant to any applicable federal or state securities law.

     5.3 Preserve Accuracy of Representations and Warranties. Shareholder and
         ----------------------------------------------------
Company will refrain from taking any action which would render any representation and warranty contained in Article Ill untrue, materially inaccurate or misleading as of Closing. Shareholder and Company will promptly notify Buyer of any lawsuit, claim, audit, investigation, administrative action or other proceeding asserted or commenced against Company or its directors, officers or Shareholder, that may involve or relate in any way to Company, the Assets, Stock, Shareholder or the operation of the Business. Shareholder and Company will promptly notify Buyer of any facts or circumstances that come to its attention and that cause, or through the passage of time may cause, any of Shareholder's or Company's representations, warranties or covenants to be untrue or misleading at any time from the date hereof through Closing.

     5.4 Broker's or Finder's Fee. Other than Corporate Development Associates,
         -------------------------
for whose fees and expenses Shareholder will be solely responsible, neither Buyer, Company nor Shareholder has employed or is liable for the payment of any fee to any finder, broker or similar person in connection with the transactions contemplated under this Agreement.

     5.5 Indebtedness; Liens. Other than in the ordinary course of business as
         --------------------
reflected in the Financial Statements, from the Effective Date through Closing Company will not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or other encumbrance in any of the Assets, without Buyer's prior written approval. At Closing, the Assets will be free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of first refusal, restrictions, reservations, defects in title, encroachments or other encumbrances, except as set forth in those Leases and Contracts which are to be retained by Company, and Company will deliver to Buyer such pay-off letters, releases, U.C.C. termination statements and other documents as Buyer may reasonably request to evidence the same.

     5.6 Compliance with Laws and Regulatory Consents. From the date hereof
         ---------------------------------------------
through Closing, (a) Company will comply in all material respects with all applicable statutes, laws, ordinances and regulations, (b) Company will keep, hold and maintain all Licenses necessary for the Business and operation of the Assets, (c) Shareholder and Company will use their reasonable efforts and will cooperate fully with Buyer to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated by this Agreement, and (d) Shareholder and Company will make and cause to be made all filings and give and cause to be given all notices which may be necessary on their part under all applicable laws and under their respective contracts, agreements and commitments in order to consummate the transactions contemplated under this Agreement.

     5.7 Maintain Insurance Coverage. From the date hereof through Closing,
         ----------------------------
Company will maintain and cause to be maintained in full force and effect the existing insurance on the Assets and the operations of the Business and will provide at Closing written evidence satisfactory to Buyer that such insurance continues to be in effect, that all premiums due have been paid, and that Buyer has been named additional insured since the Effective Date.

     5.8 Tangible Net Worth.   Shareholder will maintain a tangible net worth of
         -------------------
at least One Million and No/100 Dollars ($1,000,000.00) for at least five (5) years following Closing.

     5.9 Medicare and Medicaid Reporting. Up to the Effective Date, Shareholder
         --------------------------------
will assume and be responsible for any liability incurred as a result of the failure to file or improper filing of all reports and claims of every kind, nature or description required by law or by written contract to be filed with respect to the purchase of services by third party payors, including, without limitation, Medicare, Medicaid and Blue Cross; provided, however, that if any adverse adjustments or offsets with respect to the same regarding operations on or after the Effective Date are the result of the wilful acts or omissions, or negligence, of Company, Shareholder and/or either's employees, representatives and agents, Shareholder will also be responsible for such adjustments and offsets. As of the Effective Date and through Closing, Company has adequately accrued or reserved for all liabilities for contractual adjustments, discounts, refunds and other offsets in connection with such reports. Shareholder will be entitled to receive any refund or other benefit which may result from the filing of said reports and claims for operations up to the Effective Date, and Buyer will likewise be so entitled with respect to operations on and after the Effective Date.

     5.10 Current Return Filing.  Shareholder will be responsible for the
          ----------------------
preparation and filing of all federal, state and local income tax and gross receipts and use tax returns of Company which are due on or before Closing. Buyer will be responsible for the preparation and filing of all such returns which relate to periods beginning subsequent to Closing.

     5.11 The Election. The parties agree to properly make the Election to have
          -------------
the effect that the Company will, for income tax purposes only, pay tax as if it had sold its assets to Buyer. Notwithstanding the foregoing, Shareholder will be solely responsible for the timely and proper payment of any and all federal, state and local taxes and other assessments which may under law be payable by any party hereto in connection with the transfer of Stock, whether deemed a sale of stock or assets, including but not limited to taxes which may be payable by Company or Buyer pursuant to Regulation 1.338(h)(1O)-1(e)(5) under the Internal Revenue Code or under private letter rulings and regulations adopted by the State of North Carolina, and Shareholder hereby agrees to indemnify and hold harmless Company, Buyer and their representatives and agents for any damages caused by the failure to pay the same timely and properly. Attached hereto as Exhibit 5.11 is an asset-based allocation of the
                             ------------
Purchase Price.


ARTICLE VI. COMPANY'S AND SHAREHOLDER'S CONDITIONS TO CLOSE

     The obligations of Company and Shareholder under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Company or Shareholder, in whole or in part):

     6.1 Representations and Warranties True at Closing; Compliance with
         ---------------------------------------------------------------
Agreement. The representations and warranties of Buyer contained in this
----------
Agreement and in any certificate or document delivered pursuant hereto will be deemed to have been made again at the Closing and will then be true in all respects. Buyer will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

     6.2 No Action/Proceeding. No action or proceeding before a court or any
         ---------------------
other governmental agency or body will have been instituted or threatened to restrain or prohibit the transactions hereunder contemplated, and no governmental agency or body or other entity will have taken any other action or made any request of Company, Shareholder or Buyer as a result of which Shareholder reasonably and in good faith deem that to proceed with the transactions hereunder may constitute a violation of law.

     6.3 Order Prohibiting Transaction. No order will have been entered in any
         ------------------------------
action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court will have been issued which would have the effect of (a) making the transactions contemplated by this Agreement illegal, or
(b) otherwise preventing consummation of such transactions. There will have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this paragraph.

     6.4 Receivables Agreement. Company and Shareholder will execute and deliver
         ----------------------
at Closing an agreement regarding the collection of certain Receivables, the form of which is attached hereto as Exhibit 6.4. Such agreement will stipulate
                                    ------------
the terms under which a temporary employee of Shareholder will be retained for purposes of collecting the Receivables and the allocation among Shareholder, Buyer and Company of the expenses associated with retention of such temporary employee.

     6.5 Exhibits. The Exhibits to this Agreement will be completed to the
         ---------
mutual satisfaction of the parties.

                    ARTICLE VII. BUYER'S CONDITIONS TO CLOSE

     The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer, in whole or in part):

     7.1 Representations and Warranties True at Closing; Compliance with
         ---------------------------------------------------------------
Agreement. The representations and warranties of Shareholder and Company
----------
contained in this Agreement (including the Exhibits hereto) and in any certificate or document delivered pursuant hereto will be deemed to have been made again at the Closing and will then be true in all respects. Company and Shareholder will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

     7.2  Regulatory Approvals. Buyer will have obtained (a) certification for
          ---------------------
participation in the Medicaid Programs of the states where the Business is conducted, (b) certification from the appropriate agency of the federal government for participation in the federal Medicare Program, and (c) all other consents, licenses, permits, approvals, provider contracts, determinations or certificates of need necessary in the judgment of Buyer to acquire the Stock and operate the Assets and Business as contemplated hereunder. Buyer will use its best efforts to obtain promptly the items referenced in this paragraph 7.2.

     7.3 No Action/Proceeding. No action or proceeding before a court or any
         ---------------------
other governmental agency or body will have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity will have taken any other action or made any request of Company, Shareholder or Buyer as a result of which Buyer reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

     7.4 Inspection of Assets; U.C.C. Searches, etc. Buyer and its
         -------------------------------------------
representatives will have had and continue to have reasonable rights of inspection of the Business in connection with Buyer's due diligence review, and the results of Buyer's inspection and due diligence review will be acceptable to it. Buyer will obtain, at its expense, all U.C.C. financing statements, local and central, and federal and state pending litigation, tax lien and judgment searches with respect to Company, with results satisfactory to Buyer in its sole discretion. Company and Shareholder hereby covenant to Buyer that such searches need only be done in the corporate name of Company.

     7.5 Order Prohibiting Transaction. No order will have been entered in any
         ------------------------------
action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court will have been issued which would have the effect of (a) making the transactions contemplated by this Agreement illegal,
(b) otherwise
preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold the Stock or Assets, to operate the Business, or, in any case, to exercise rights of ownership pursuant thereto. There will have been no federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this paragraph.

     7.6 Confide and Non-Compete Agreements. Shareholder will execute and
         -----------------------------------
deliver to Buyer a Confidentiality and Non-Compete Agreement in the form attached hereto as Exhibit 7.6.
                   ------------

     7.7  Employment Agreements. Buyer and each of Linda Rosen, Rebecca
          ----------------------
Blikslager and David Blanchard will have entered into an employment agreement in the respective forms included in Exhibit 7.7 attached hereto.
                                 -----------

     7.8 Operating Targets. As of the date of Closing, Company and the Business
         ------------------
will meet the following minimum operating thresholds: (i) for the twelve (12) month period ended December 31, 1996, Company will have suffered a loss, before interest and taxes, of no more than Eight Thousand and No/100 Dollars ($8,000.00) and revenues, net of contractual adjustments, bad debt reserves, bad debt write-offs and billing adjustments of at least One Million One Hundred Nineteen Thousand and No/100 Dollars ($1,119,000.00); and (ii) as of the date of Closing, the Assets will have an aggregate book value of at least One Hundred Ten Thousand and No/100 Dollars ($1 10,000.00). The Assets will be free and clear of all liabilities and encumbrances whatsoever other than the Continuing Liabilities.

     7.9 Approval of Board of Directors. This Agreement and consummation of the
         -------------------------------
transactions contemplated hereunder will have been approved by the Board of Directors of Buyer.

     7.10 Exhibits. The Exhibits to this Agreement will be completed to the
          ---------
mutual satisfaction of the parties.


ARTICLE VIII. OBLIGATIONS OF COMPANY AND SHAREHOLDER AT CLOSING

     At Closing, Company and Shareholder will deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:

     8.1 Documents Relating to Title. Shareholder will execute, acknowledge,
         ----------------------------
deliver and cause to be executed, acknowledged and delivered to Buyer:

          (1) Stock certificates, registered in the name of the Shareholder, duly endorsed by Shareholder or with stock powers attached, representing all of the Stock.

          (2) The resignation of each member of the Board of Directors and each officer of Company effective as of the Closing.

     8.2 Possession. Company will deliver to Buyer full possession and control
         -----------
of the Stock, Business and Assets, including but not limited to the Cash and Cash Equivalents.

     8.3 Opinion of Counsel. Shareholder will deliver to Buyer a favorable
         -------------------
opinion of Anthony A. Rascio, Shareholder's Vice President and General Counsel, dated as of Closing, in form and substance reasonably satisfactory to Buyer and its counsel to the effect that:

          (1) Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all requisite corporate power and corporate authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

          (2) Each of Shareholder and Company has the corporate power and corporate authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements delivered by each such corporation at Closing and to consummate the transactions contemplated on the part of each such corporation hereby and thereby. Each of Shareholder and Company has taken all action required by law and its Charter and Bylaws to authorize such execution, delivery and consummation of this Agreement, and this Agreement, and all other agreements delivered by Shareholder and Company at Closing constitute the valid and binding obligations of each such corporation, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

     8.4 Corporate Good Standing and Corporate Resolution. Shareholder will
         -------------------------------------------------
deliver to Buyer certificates of good standing from the Secretary of State of Company's state of organization, certified copies of the Bylaws and Charter of Company, and a certified copy of the resolutions of the Board of Directors and Shareholder of Company authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all assumption agreements and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of the State of Company's incorporation relevant to such transactions and certified by officers of Company to be validly adopted and in full force and effect and unamended as of Closing.

     8.5 Closing Certificate. Company will deliver to Buyer a certificate of an
         --------------------
officer of Company and of Shareholder, dated as of Closing, certifying that (a) Company and Shareholder are in compliance with each covenant and obligation applicable to Company and Shareholder pursuant to this Agreement, and (b) each representation, warranty and covenant of Company and Shareholder pursuant to this Agreement is true and correct at the Closing as if made on and as of the Closing.

     8.6 Third Party Consents. Shareholder will deliver to Buyer by Closing all
         ---------------------
consents, estoppels, approvals, releases, pay-off letters, U.C.C. termination statements and other filings, and authorizations of third parties that Buyer believes are necessary for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereunder, including but not limited to releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Stock or Assets.

     8.7 Receivables and Confidentiality Agreements. Shareholder will deliver
         --------------------------------------------
to Buyer each of the agreements described in paragraphs 6.4 and 7.6.

     8.8  Assumption Agreement. Shareholder will deliver to Buyer and the
          ---------------------
Company an Assumption Agreement evidencing that Shareholder will be responsible for all obligations pertaining to past operations of the Business other than the Continuing Liabilities.

     8.9 Closing Statement. Shareholder and Company will, along with Buyer,
         ------------------
execute a Closing Statement setting forth the Purchase Price and various adjustments thereto.

     8.10 Additionally Requested Documents; Post-Closing Assistance. At the
          ---------------------------------------------------------
reasonable request of Buyer at Closing and at any time for a period of one year thereafter, Shareholder will (a) cooperate with Buyer to put Buyer in actual possession and operating control of the Stock, Company, Business and Assets, (b) execute and deliver such further instruments of sale, conveyance, transfer and assignment effectively to sell, convey, transfer and assign the same to Buyer,
(c) execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer and Company from all obligation and liability with regard to any obligation or liability retained or assumed by Shareholder, and (d) execute and deliver such further instruments and to cooperate with Buyer as Buyer may reasonably request to enable Buyer and Company to obtain all necessary health care or regulatory certifications, approvals, consents and licenses, accreditation or permits.


                  ARTICLE IX. OBLIGATIONS OF BUYER AT CLOSING

     At Closing, Buyer will deliver or cause to be delivered to Shareholder the following in a form and substance reasonably satisfactory to Shareholder:

     9.1 Purchase Price. Buyer will pay to Shareholder the Purchase Price upon
         ---------------
the terms specified in this Agreement.

     9.2 Corporate Good Standing and Certified Board Resolutions. Buyer will
         -------------------------------------------------------
deliver to Shareholder a certificate of existence from the Secretary of State of Tennessee, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and consummation of this Agreement and the consummation of the transactions contemplated hereunder.

     9.3 Closing Certificate. Buyer will deliver to Shareholder a certificate of
         --------------------
an officer of Buyer, dated as of Closing, certifying that (a) Buyer is in compliance with each covenant and obligation applicable to Buyer pursuant to this Agreement, and (b) each representation, warranty and covenant of Buyer pursuant to this Agreement is true and correct at the Closing as if made on and as of the Closing.

     9.4 Opinion of Buyer's Counsel. Buyer will deliver to Shareholder an
         ---------------------------
opinion of Harwell Howard Hyne Gabbert & Manner, P.C. dated the date of the Closing and pursuant to the Legal Opinion Accord of the ABA Section of Business Law (1991), in form and substance reasonably satisfactory to Shareholder and its counsel to the effect that:

          (1) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate power and corporate authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

          (2) Buyer has the corporate power and corporate authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements delivered by Buyer at Closing and to consummate the transactions contemplated on the part of Buyer hereby and thereby; Buyer has taken all action required by law, and its Charter and Bylaws, to authorize such execution, delivery and consummation of this Agreement, and this Agreement, and all other agreements delivered by Buyer at Closing constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.


     ARTICLE X. SURVIVAL OF PROVISIONS AND INDEMNIFICATION

     10.1 Survival. The covenants, obligations, representations and warranties
          ---------
of Buyer, Company and Shareholder contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, will be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing, will not be merged into any documents delivered in connection with the Closing, and will survive the date of Closing for a period of two (2) years; provided, however, that the representations, warranties and covenants set forth in paragraphs 3.8, 3.11, 3.17 (as such paragraph pertains to healthcare matters), 3.19, 5.9 and 5.10 will each survive for the applicable statute of limitations.

     10.2 Indemnification by Shareholder. Subject to the provisions of paragraph
          -------------------------------
13.4, Shareholder will promptly indemnify, defend, and hold harmless Buyer, Company and the directors, officers, stockholders, employees and agents of each against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (i) any breach by either Company or Shareholder of any of the covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or covenants contained in this Agreement or any certificate or document of Company and/or Shareholder delivered pursuant to this Agreement,
(ii) any liability of Company not expressly retained by Company or assumed by Buyer pursuant to paragraph 1.4, and (iii) any claim (whether or not disclosed herein) that is brought or asserted by any third party(ies) against Buyer or Company arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Company's employees, agents or independent contractors, relating to all periods of time prior to the Effective Date. Any indemnification payment made pursuant to the foregoing will include interest at an annual rate of seven percent (7.0%) payable for the period measured from thirty (30) days after determination that such payment is due until the date of payment.

     10.3 Indemnification by Company and Buyer. Subject to the provisions of
          -------------------------------------
paragraph 10.4, Company and Buyer will promptly indemnify, defend, and hold Shareholder harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from (i) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement, (ii) any claim which is brought or asserted by any third party(ies) against Shareholder for failure to pay or perform any of the Continuing Liabilities, and (iii) subject to the other provisions of this Agreement, any claim that is brought or asserted by any third party(ies) against Shareholder arising out of the ownership, licensing, operation or conduct of the Business or the conduct of any of Company's employees, agents or independent contractors, relating to periods of time subsequent to the Effective Date. Any indemnification payment made pursuant to the foregoing will include interest at an annual rate of seven percent (7.0%) payable for the period measured from thirty (30) days after determination that such payment is due until the date of payment.

     10.4 Rules Regarding Indemnification. The obligations and liabilities of
          --------------------------------
each party which may be subject to indemnification liability hereunder (the "indemnifying party") to the other party (the "indemnified party") will be subject to the following terms and conditions:

          (1) Claims by Non-parties. The indemnified party will give written
              ----------------------
notice within a reasonably prompt period of time to the indemnifying party of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature of said claim and the amount thereof, to the extent known. The indemnified party will give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice will constitute the assertion of a claim for indemnity by the indemnified party. If, within twenty (20) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party will not settle or admit liability with respect to the claim and will afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel will be selected by such party and if the indemnified party then retains its own counsel, it will do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within twenty (20) days after the indemnifying party's receipt of such notice, the claim for indemnity will be conclusively presumed to have been accepted to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid twenty (20) day period the indemnified party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties will attempt to settle the dispute as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues will be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association. If the indemnified party is Buyer or Company, such arbitration will be conducted in Nashville, Tennessee, and if the indemnified party is Shareholder, such arbitration will be conducted in New York, New York.

          (2) Claims by a Party. The determination of a claim asserted by a
              ------------------
party hereunder (other than as set forth in subparagraph (1) above) pursuant to this Article will be made as follows: The indemnified party will give written notice within a reasonably prompt period of time to the indemnifying party of any claim by the indemnified party which has not been made pursuant to subparagraph (1) above, stating the nature and basis of such claim and the amount thereof, to the extent known. The claim will be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this paragraph if within thirty (30) days after the indemnifying party's receipt of the claim the indemnified party will not have received written objection to the claim. In such event, the claim will be conclusively presumed to have been assented to and approved. If within the aforesaid thirty (30) day period the indemnified party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties will attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the unresolved issue or issues will be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association. Notwithstanding the provisions of this clause (2), the enforcement provisions set forth in paragraph 11.2 will be available in the event of a breach of paragraph 11.1. If the indemnified party is Buyer or Company, such arbitration will be conducted in Nashville, Tennessee, and if the indemnified party is Shareholder, such arbitration will be conducted in New York, New York.

          (3) Claims by a Straddle Patient. Any claim by a patient relating to
              -----------------------------
professional negligence or similar matters involving a patient served both prior to the Effective Date and subsequent to the Effective Date will be the responsibility of either Company or Shareholder in accordance with the following guidelines: (i) if it is a claim in which the incident giving rise to allegations of liability clearly arose prior to the Effective Date, Shareholder will respond to the loss and defense expenses; (ii) subject to the other provisions of this Agreement, if it is a claim in which the incident giving rise to allegations of liability clearly arose on or after the Effective Date, Company will respond to the loss and defense expenses; and (iii) if the incident giving rise to allegations of liability is not clear as to time, Shareholder and Company will jointly defend the case and each will fully cooperate with the other in such defense. Once the case is closed, if Buyer, Company and Shareholder cannot agree to the allocation of both indemnity and expenses, then the matter will be submitted to binding arbitration in New York, New York in accordance with the rules and procedures of the American Arbitration Association.


                      ARTICLE XI. PRESERVATION OF BUSINESS
                          AND NONCOMPETE RESTRICTIONS

     11.1 Covenant Not to Compete. Shareholder hereby covenants and agrees with
          ------------------------
Buyer that, during the NON-COMPETE PERIOD (as such term is defined herein) and within the NON-COMPETE AREA (as such term is defined herein), Shareholder will not directly or indirectly, (a) acquire, lease, manage, consult for, serve as agent or subcontractor for, finance, invest in, own any part of or exercise management control over any health care operation or business which provides any goods or services competitive with the goods and services provided by the Business as of the Closing, or (b) solicit for employment or employ any person who at Closing or thereafter became an employee of Buyer, Company or an affiliate unless such person is not so employed for at least six (6) months, or
(c) with respect to any customer, patient, physician, physician group, or healthcare provider with whom Buyer, Company and/or an Affiliate contracts with in connection with the Business, either solicit the same in a manner which could adversely affect Buyer, Company or an Affiliate, or make statements to the same which disparage Buyer, Company, an Affiliate or their respective operations in any way. The "Non-Compete Period" will commence at the Closing and terminate on the fifth (5th) anniversary thereof. The "Non-Compete Area" will mean the area within a fifty (50) mile radius of each location from which the Business is operated or conducted as of the Closing. Ownership of less than five percent (5%) of the stock of a publicly held company will not be deemed a breach of this covenant.

     11.2 Enforceability. In the event of a breach of paragraph 11.1,
          ---------------
Shareholder recognizes that monetary damages will be inadequate to compensate Buyer and Company, and Buyer and Company will be entitled, without the posting of a bond or similar security and notwithstanding the arbitration provisions contained in Article X, to an injunction restraining such breach, with the costs (including attorney's fees) of securing such injunction to be borne by Shareholder. Nothing contained herein will be construed as prohibiting Buyer or Company from pursuing any other remedy available to either for such breach or threatened breach. All parties hereby acknowledge the necessity of protection against the competition of Shareholder and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate Shareholder for agreeing to the restrictions contained in paragraph 11.1. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions will be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.


                           ARTICLE XII. MISCELLANEOUS

     12.1 Assignment. Following Closing, Buyer and Company may freely assign any
          -----------
or all of their respective rights or delegate any or all of their respective obligations under this Agreement to any Affiliate without the express written consent of Shareholder. Buyer and Company may not assign any rights or delegate any obligations under this Agreement to any other party without the prior written consent of Shareholder, and Shareholder may not assign any rights or delegate any obligations under this Agreement without the prior written consent of Buyer. Any prohibited assignment or delegation will be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the exclusive benefit of the parties hereto and their respective legal representatives, successors and assigns. This Agreement is not intended to nor will it, create any rights in any other party.

     12.2 Other Expenses. Except as otherwise provided in this Agreement,
          ---------------
Shareholder will pay all of its and Company's expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement and Buyer will pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement. All sales and use taxes, recording fees and transfer taxes incurred in connection under the transactions contemplated within this Agreement will be borne by Shareholder and paid at Closing.

     12.3 Notices. All notices, requests, demands, waivers and other
          --------
communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five days after mailing with postage prepaid. Any such notice will be sent as follows:

          To Shareholder and, prior to Closing, Company:
          ----------------------------------------------

          Roberts Pharmaceutical Corporation
          Meridian Center 11
          4 Industrial Way West
          Eatontown, New Jersey 07724
          Attn: Peter Rogalin


          with a copy to:

          Anthony A. Rascio
          Roberts Pharmaceutical Corporation
          Meridian Center II
          4 Industrial Way West
          Eatontown, New Jersey 07724

          To the Buyer and, after Closing to the Company:
          -----------------------------------------------

          American HomePatient, Inc.
          5200 Maryland Way
          Suite 400
          Brentwood, Tennessee 37027
          Attn: Edward K. Wissing

          with a copy to:

          Lauren W. Anderson
          Harwell Howard Hyne Gabbert & Manner, P.C.
          1800 First American Center
          315 Deaderick Street
          Nashville, Tennessee 37238-1800

     12.4 Confidentiality; Prohibition on Trading. Except for press releases
          ----------------------------------------
issued by Buyer and Shareholder in the ordinary course following Closing, all parties agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law. Both Buyer and Shareholder will provide the other a copy of such press release two (2) business days prior to issuance for review and comment. Each party and its Affiliates agree not to trade in the securities of the other parties based upon any nonpublic information.

     12.5 Partial Invalidity: Waiver. The invalidity or unenforceability of any
          ---------------------------
particular provision of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted. Further, there will be automatically substituted for such invalid or unenforceable provision a provision as similar as possible which is valid and enforceable. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder will operate as a waiver thereof, or of any other right, power or remedy; nor will any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement will be valid unless it is in writing and signed by the party against which it is sought to be enforced.

     12.6 Interpretation; Knowledge. All pronouns and any variation thereof will
          --------------------------
be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions will arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and will not be considered or referred to in resolving questions of interpretation. Whenever in this Agreement the term "to the best knowledge of Company or Shareholder" or the like is used, Company and Shareholder will each be deemed to have the knowledge of its respective officers and directors; and Company and Shareholder will each be under a duty of due inquiry.

     12.7 Entire Agreement; Counterparts. This Agreement, including the Exhibits
          -------------------------------
and Attachments hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letters of intent and agreements between the parties related to the subject matter hereof are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer, Company and Shareholder. This Agreement may be executed simultaneously in two or more counterparts each of which will be deemed an original and all of which together will constitute one and the same instrument.

     12.8 Further Assurance of Shareholder After Closing.  Subsequent to the
          -----------------------------------------------
Closing, Shareholder will from time to time, at Buyer's request, execute and deliver such other instruments of conveyance and transfer, and take such other action as Buyer may reasonably request, in order more effectively to sell, transfer, assign and deliver and vest in Buyer and Company, as the case may be, the benefits of, title to and possession of the Stock and Assets.

     12.9 Legal Fees and Costs. If any party hereto incurs legal expenses to
          ---------------------
enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and disbursements, in addition to any other relief to which such party may be entitled.

     12.10 Controlling Law. This Agreement will be construed, interpreted and enforced in accordance with the substantive laws of the State of Tennessee, without giving effect to its conflicts of laws provisions.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  "COMPANY":

                                  PRONETICS HEALTH CARE GROUP, INC.



                                 By: /s/ Anthony A. Rascio
                                     -------------------------------

                                 Title:  Vice President
                                      ------------------------------


                                 "SHAREHOLDER":

                                 ROBERTS PHARMACEUTICAL CORPORATION


                                 By: /s/ Anthony A. Rascio
                                     -------------------------------

                                 Title:  Vice President


                                 "BUYER":

                                 AMERICAN HOMEPATIENT, INC.


                                 By: /s/ Richie Billings
                                     --------------------------------

                                 Title:  Vice President